Exhibit 5.1

                            Thompson Hine & Flory LLP
                           2000 Courthouse Plaza, N.E.
                                  P.O. Box 8801
                             Dayton, Ohio 45401-8801
                                 (937) 443-6600

April 26, 2000

Amcast Industrial Corporation
7887 Washington Village Drive
Dayton, Ohio 45401

Ladies and Gentlemen:

We have acted as counsel to Amcast Industrial Corporation, an Ohio corporation (the "Company"), in connection with the Amcast Industrial Corporation Amended and Restated 1999 Director Stock Incentive Plan (the "Plan") and the preparation of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission in connection therewith.

Please be advised that we have examined such proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permits us to render an informed opinion on the matters set forth herein.

Based upon the foregoing, it is our opinion that the common shares of the Company offered under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8 with respect to the Plan.

                                          Very truly yours,

                                          /s/ Thompson Hine & Flory LLP



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